Exhibit 5.1

[GS Letterhead]

April 30, 2008

Titan Energy Worldwide, Inc.
55800 Grand River Avenue, Suite 100
New Hudson, MI 48165

Gentlemen:

We have acted as counsel to Titan Energy Worldwide, Inc. (the “Company”) in connection with its filing of a Registration Statement on Form S-1 (the “Registration Statement”) covering 11,789,020 shares of common stock, $0.0001 par value (the “Common Stock”), to be sold by selling stockholders named therein (the “Selling Stockolders”). The Common Stock is issuable to the Selling Stockholders upon conversion of Series D Preferred Stock (the “Preferred Stock”) held by them, and upon exercise of the Class A and Class B Warrants (collectively, the “Warrants”) held by them. The Preferred Stock and Warrants were sold to investors in a private placement offering which closed on January 31, 2008.

In our capacity as counsel to the Company, a Nevada corporation, we have examined the Company’s Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

On the basis of the foregoing, we are of the opinion that:

The Preferred Stock and Warrants have been validly authorized and legally issued, fully paid and non-assessable.

The shares of Common Stock underlying the Preferred Stock, which shares are covered by this Registration Statement, will, when issued and delivered upon conversion by a holder in accordance with the Preferred Stock’s Certificate of Designation, be duly and validly issued and fully paid and non-assessable.

The shares of Common Stock underlying the Warrants, which shares are covered by this Registration Statement, will, when issued and delivered upon exercise by a holder in accordance with the provisions of the Warrants, be duly and validly issued and fully paid and non-assessable.

This opinion opines upon Nevada law including the Nevada constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Interest of Named Experts and Counsel” in the prospectus constituting the Registration Statement.

Very truly yours, /s/ Gersten Savage LLP Gersten Savage LLP